Exhibit 16.1

March 22, 2012

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Carolina Bank Holdings, Inc.

Commission File Number 000-31877

Commissioners:

We have read the statements made by Carolina Bank Holdings, Inc. under Item 4.01 of its Form 8-K dated March 22, 2012 and captioned “Change in Registrant’s Certifying Accountant”. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Carolina Bank Holdings, Inc. contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ Cherry, Bekaert & Holland, L.L.P.

Cherry, Bekaert & Holland, L.L.P.